Exhibit A1C

UDEMY, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING AWARDS

FOR NEW RSU AWARDS

ELECTION FORM

THE OFFER EXPIRES AT 6:00 P.M., U.S. PACIFIC TIME, ON AUGUST 6, 2022,

UNLESS THE OFFER IS EXTENDED

Terms used in this Election Form, including the Election Terms & Conditions and Election

Instructions attached hereto, that are defined in the Offer to Exchange have the same meaning as those defined terms in the Offer to Exchange

Before completing and submitting your election, please make sure you received, read and understand the documents that comprise this offer to exchange certain outstanding awards for restricted stock units (the “offer”), including (1) the Offer to Exchange Certain Outstanding Awards for New Restricted Stock Units (referred to as the “Offer to Exchange”); (2) the launch email from Ken Hirschman, dated July 11, 2022, announcing this offer; and (3) this Election Form, together with its instructions (together, the “offer documents”). The offer is subject to the terms of these offer documents, as they may be amended. The offer provides Eligible Participants who received certain Eligible Award Grants the opportunity to exchange those Eligible Awards for restricted stock units (“RSUs”) subject to the vesting schedules set forth in Section 9 of the Offer to Exchange. All Eligible Participants who participate in the offer will receive an award of unvested RSUs (“New RSUs”) in exchange for their cancelled Eligible Awards.

This Election Form shall be provided to Eligible Participants via Workday. All Eligible Participants may access Workday using their standard Workday access credentials. Pertinent information related to Eligible Participants’ Eligible Award Grants is provided in Eligible Participants’ E*Trade account, a link to which is provided on Workday. Additional instructions are included herein with respect to any limitations on submitting elections via Workday. This offer expires at 6:00 p.m., U.S. Pacific Time, on August 6, 2022, unless extended (the “Expiration Date”). PLEASE FOLLOW THE ACCOMPANYING INSTRUCTIONS ATTACHED TO THIS FORM.

In accordance with the terms outlined in the offer documents, if you elect to exchange your Eligible Awards, the number of Shares subject to the New RSUs you receive will be equal to the number of Shares subject to the Eligible Awards that you elect to exchange pursuant to the offer, as described in Section 2 of the Offer to Exchange. If you participate in this offer, you may exchange options or stock appreciation rights granted to you by Udemy under our 2010 Equity Incentive Plan with an exercise price per Share equal to or greater than U.S. $11.13, whether vested or unvested, that are outstanding as of the start of the Offering Period and remain outstanding and unexercised as of the Expiration Date. If you elect to exchange any Eligible Award Grant in this offer, you must elect to exchange all Eligible Awards you hold within the same Eligible Award Price Band (as defined below). You may not select individual Eligible Awards to exchange if such options or stock appreciation rights are within the same Eligible Award Price Band.

New RSUs will be unvested on the New RSU Grant Date, regardless of whether your Eligible Awards were vested or unvested, and will be scheduled to vest based on your continued service with us or our subsidiaries through each applicable vesting date in accordance with the new vesting schedule. The vesting schedule of New RSUs will be determined based on the exercise price of the Eligible Award for which it is exchanged, as follows:

•

Band 1: With respect to Tendered Award Grants with a per Share exercise price of U.S. $11.13, the vesting schedule will depend on whether the closing price of a Share of Common Stock on Nasdaq on the Expiration Date is greater than U.S. $11.13:

•	If the closing price of a Share of Common Stock on Nasdaq on the Expiration Date is greater than U.S. $11.13:

•

With respect to the number of Shares of Common Stock subject to such Tendered Award Grants that are currently vested or would have vested in calendar year 2022 subject to continued service, an equal number of New RSUs will vest on the First Quarterly Vesting Date;

•

With respect to the number of Shares of Common Stock subject to such Tendered Award Grants that would have vested in calendar year 2023 subject to continued service, an equal number of New RSUs will vest ratably in equal installments on the Quarterly Vesting Dates over the 4 quarters of 2023; and

•

With respect to the number of Shares of Common Stock subject to such Tendered Award Grants that would have vested in calendar year 2024 subject to continued service, an equal number of New RSUs will vest ratably in equal installments on the Quarterly Vesting Dates over the first 3 quarters of 2024.

•	If the closing price of a Share of Common Stock on Nasdaq on the Expiration Date is equal to or less than U.S. $11.13:

•

With respect to all of the Shares of Common Stock subject to such Tendered Award Grants, an equal number of New RSUs will vest ratably in equal installments on the Quarterly Vesting Dates over the 8 quarters following the New RSU Grant Date.

•

Band 2: With respect to Tendered Awards Grants with a per Share exercise price of U.S. $11.77, the vesting schedule will depend on whether the closing price of a Share of Common Stock on Nasdaq on the Expiration Date is greater than U.S. $11.77:

•	If the closing price of a Share of Common Stock on Nasdaq on the Expiration Date is greater than U.S. $11.77:

•

With respect to the number of Shares of Common Stock subject to such Tendered Award Grants that are currently vested or would have vested in calendar year 2022 subject to continued service, an equal number of New RSUs will vest on the First Quarterly Vesting Date;

•

With respect to the number of Shares of Common Stock subject to such Tendered Award Grants that would have vested in calendar year 2023, subject to continued service, an equal number of New RSUs will vest ratably in equal installments on the Quarterly Vesting Dates over the 4 quarters of 2023; and

•

With respect to the number of Shares of Common Stock subject to such Tendered Award Grants that would have vested in calendar years 2024 and 2025, subject to continued service, an equal number of New RSUs will vest ratably in equal installments on the Quarterly Vesting Dates over the 4 quarters of 2024.

•	If the closing price of a Share of Common stock on Nasdaq on the Expiration Date is equal to or less than U.S. $11.77:

•

With respect to all of the Shares of Common Stock subject to such Tendered Award Grants, an equal number of New RSUs will vest ratably in equal installments on the Quarterly Vesting Dates over the 9 quarters following the New RSU Grant Date.

•	Band 3: With respect to Tendered Awards with a per Share exercise price of U.S. $23.55:

•

With respect to all of the Shares of Common Stock subject to such Tendered Award Grants, an equal number of New RSUs will vest ratably in equal installments on the Quarterly Vesting Dates over the 9 quarters following the New RSU Grant Date.

•	Band 4: With respect to Tendered Awards with a per Share exercise price of U.S. $34.14:

•

With respect to all of the Shares of Common Stock subject to such Tendered Award Grants, an equal number of New RSUs will vest ratably in equal installments on the Quarterly Vesting Dates over the 12 quarters following the New RSU Grant Date.

Each vesting group referenced above is referred to as an “Eligible Award Price Band.” The first vesting date for the New RSUs is scheduled to occur on the Company’s First Quarterly Vesting Date.

Your participation in this offer and the receipt of New RSUs does not provide any guarantee or promise of continued service with Udemy or any of our subsidiaries. Although the vesting schedule of your Eligible Award Grant may have had a monthly vesting component, there will be no monthly vesting on the New RSUs. See Section 9 of the Offer to Exchange for further details. You will lose your rights to all Tendered Awards that are cancelled under the offer.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS. Please be sure to follow the instructions, which are attached.

To participate in the Offer to Exchange your Eligible Award Grants, we must receive your election electronically via the Workday platform. No election will be accepted later than 6:00 p.m., U.S. Pacific Time, on August 6, 2022 (unless we extend the offer). Only elections that are properly completed and submitted and actually received by Udemy on or before the Expiration Date via Workday will be accepted. Elections submitted by any other means, including hand delivery or interoffice delivery, are not permitted and will not be accepted.

You may change your mind after you have submitted an election and withdraw all of your elected Eligible Awards from the offer at any time on or before the Expiration Date.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

To help you recall your Eligible Award Grants and give you the information necessary to make an informed decision, please refer to your personalized information regarding each Eligible Award Grant you hold available on E*Trade, a link which will be provided to you via Workday, which will provide: the grant date of the Eligible Award Grant; the per Share exercise price of the Eligible Award Grant; and the total, vested, and unvested numbers of underlying Shares.

Please check the appropriate box:

☐ Yes, I wish to participate in the offer as to all of my Band 1 Eligible Awards.

All of my Eligible Awards with a per share exercise price of U.S. $11.13 will be cancelled irrevocably on the Cancellation Date, currently expected to be August 6, 2022.

☐ Yes, I wish to participate in the offer as to all of my Band 2 Eligible Awards.

All of my Eligible Awards with a per share exercise price of U.S. $11.77 will be cancelled irrevocably on the Cancellation Date, currently expected to be August 6, 2022.

☐ Yes, I wish to participate in the offer as to all of my Band 3 Eligible Awards.

All of my Eligible Awards with a per share exercise price of U.S. $23.55 will be cancelled irrevocably on the Cancellation Date, currently expected to be August 6, 2022.

☐ Yes, I wish to participate in the offer as to all of my Band 4 Eligible Awards.

All of my Eligible Awards with a per share exercise price of U.S. $34.14 will be cancelled irrevocably on the Cancellation Date, currently expected to be August 6, 2022.

☐ No, I wish to REJECT the offer with respect to all of my Eligible Award Grants.

None of my Eligible Awards will be cancelled irrevocably on the Cancellation Date.

I understand that this Election Form will replace in its entirety any election that Udemy previously received from me.

SUBMIT THIS ELECTION FORM NO LATER THAN 6:00 P.M., U.S. PACIFIC TIME,

ON AUGUST 6, 2022 (UNLESS THE OFFER IS EXTENDED).

Election Terms & Conditions

1. I agree that my decision to accept or reject the offer with respect to some or all of my Eligible Award Grants is entirely voluntary and is subject to the terms and conditions of the offer.

2. I understand that I may withdraw my election at any time by completing and submitting a Withdrawal Form (pursuant to the procedures set forth in section 2 of the of the Elections Instructions, below) no later than 6:00 p.m. U.S. Pacific Time, on August 6, 2022 (unless the offer is extended), and that any request to withdraw submitted and/or received after such time will be void and of no further force and effect.

3. If my employment or service with Udemy or its subsidiaries terminates on or before the offer expires, I understand that I will cease to be an Eligible Participant under the terms of the offer and any election that I have made to exchange any of my awards pursuant to the offer will be ineffective. As a result, none of my Eligible Awards will be exchanged under the offer and I will not receive any New RSUs.

4. I understand and agree that my employment or service with Udemy or any of its subsidiaries will be considered terminated effective as of the date that I no longer am actively providing employment or other services, as applicable, to Udemy or any of its subsidiaries (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or rendering services or the terms of my employment or service agreement, if any) and unless otherwise expressly provided in the offer or determined by Udemy, my right to receive New RSUs pursuant to the offer or to vest in the New RSUs received in the offer, if any, will terminate as of such date and will not be extended by any notice period mandated under local law (e.g., my period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where I am employed or rendering services or the terms of my employment or service agreement, if any); Udemy will have the exclusive discretion to determine when I no longer am actively providing employment services for purposes of the offer and the grant of New RSUs pursuant to the offer (including whether I still may be considered to be providing employment services while on a leave of absence). I further acknowledge that the New RSUs granted pursuant to the offer have a different vesting schedule than the Eligible Awards cancelled in exchange, that the first vesting date under the New RSUs is scheduled to occur on the First Quarterly Vesting Date.

5. I agree that all decisions with respect to future grants under any Udemy equity compensation plan will be at the sole discretion of Udemy.

6. I agree that: (i) the offer is established voluntarily by Udemy, is discretionary in nature and may be modified, amended, suspended or terminated by Udemy, in accordance with the terms set forth in the offer documents, at any time prior to the expiration of the offer; (ii) Udemy may, at its discretion, refuse to accept my election to participate; and (iii) the offer is an exceptional, voluntary and one-time offer that does not create any contractual or other right to receive future offers, options, stock appreciation rights or restricted stock units, or benefits in lieu of offers, even if offers have been made in the past.

7. I agree that the New RSUs, and income from and value of same; (i) are not intended to replace any pension rights or compensation; and (ii) are not part of normal or expected compensation for the purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments.

8. If I am providing services outside the U.S., I agree that (i) the New RSUs, and the income from and value of same, are not part of normal or expected compensation for any purpose; and (ii) neither Udemy nor any of its subsidiaries shall be liable for any foreign exchange rate fluctuation between my local currency and the U.S. Dollar that may affect the value of the New RSUs, settlement of RSUs, or the subsequent sale of any Shares of Udemy’s Common Stock acquired upon settlement of the New RSUs.

9. This election and my participation in the offer shall not create a right to employment or service, or be interpreted as forming or amending an employment or service contract with Udemy or any of its subsidiaries and shall not interfere with the ability of Udemy, or, if different, of my current employer, or applicable entity with which I am engaged to provide services (the “Employer”), to terminate my employment or service relationship (if any) at any time with or without cause (subject to the terms of my employment contract or other service contract, if any).

10. I understand that: the future value of the Shares of Udemy’s Common Stock underlying the New RSUs is unknown, indeterminable and cannot be predicted with certainty.

11. No claim or entitlement to compensation or damages shall arise from forfeiture of the New RSUs resulting from the termination of my employment or other service relationship with Udemy or one of its subsidiaries (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any).

12. I hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described in this election and any other offer documents (“Data”) by and among, as applicable, the Employer, Udemy and any of its other subsidiaries or affiliates for the exclusive purpose of implementing, administering and managing my participation in the offer.

I understand that Udemy and the Employer may hold certain personal information about me, including, but not limited to, my name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in Udemy, details of all awards or any other entitlement to Shares of Common Stock awarded, cancelled, exercised, vested, unvested or outstanding in my favor, for the exclusive purpose of implementing, administering and managing my participation in the offer.

I understand Data will be transferred to E*Trade Financial Corporate Services, Inc. (the “Designated Broker”), or such other stock plan service provider as may be selected by Udemy in the future, which is assisting Udemy with the implementation, administration and management of the

2

offer. I understand that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than my country. I understand that if I reside outside the United States, I may request a list with the names and addresses of any potential recipients of Data by contacting my local human resources representative. I authorize Udemy, the Designated Broker and any other possible recipients which may assist Udemy (presently or in the future) with implementing, administering and managing the offer to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing my participation in the offer, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom any Shares of Common Stock acquired pursuant to the offer may be deposited. I understand Data will be held only as long as is necessary to implement, administer and manage my participation in the offer. I understand that if I reside outside the United States, I may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative. Further, I understand that I am providing the consents herein on a purely voluntary basis. If I do not consent, or if I later seek to revoke my consent, my employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing my consent is that Udemy would not be able to grant New RSUs or other equity awards to me or administer or maintain such awards or my participation in the offer. Therefore, I understand that refusing or withdrawing my consent may affect my ability to participate in the offer. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative.

13. I acknowledge that, regardless of any action taken by Udemy or the Employer, the ultimate liability for all income tax, social insurance and social security liabilities or premium, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the offer and the New RSUs and legally applicable to me (“Tax-Related Items”) is and remains solely my responsibility and may exceed the amount actually withheld by Udemy or the Employer. I further acknowledge that Udemy and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the offer and the New RSUs, including, but not limited to, the cancellation of Eligible Awards and the grant of New RSUs, the grant or vesting of the New RSUs, the issuance of Shares upon vesting of the New RSUs, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the offer or any aspect of the New RSUs to reduce or eliminate my liability for Tax-Related Items or achieve any particular tax result. Further, if I am subject to tax in more than one jurisdiction, I acknowledge that Udemy and/or my Employer (or former employer or entity, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, I agree to make adequate arrangements satisfactory to Udemy and/or the Employer to satisfy all Tax-Related Items. In this regard, I authorize Udemy and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from my wages or other cash compensation paid to me by Udemy and/or the Employer; (ii) withholding from proceeds of the settlement of RSUs either through a voluntary sale or through a mandatory sale arranged by Udemy (on my behalf pursuant to this authorization without further consent); or (iii) as otherwise specified in the 2021 Plan and the applicable award agreement between Udemy and me governing the New RSU (including any sub-plans, appendices or addenda thereto).

3

Finally, I agree to pay to Udemy or the Employer any amount of Tax-Related Items that Udemy or the Employer may be required to withhold as a result of my participation in the offer and the grant of New RSUs that cannot be satisfied by the means previously described. Udemy may refuse to issue or deliver the Shares subject to New RSUs that I receive pursuant to the offer, if I fail to comply with my obligations in connection with the Tax-Related Items.

14. I acknowledge that I may be accepting part or all of the offer and the terms and conditions of this Election Form in English and I agree to be bound accordingly. If I have received this Election Form or any other offer document translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.

15. I acknowledge and agree that none of Udemy or a subsidiary or affiliate of Udemy, or any of their respective employees or agents, has made any recommendation to me as to whether or not I should accept the Offer to Exchange and that I am not relying on any information or representation made by any such person in accepting or rejecting the offer, other than any information contained in the offer documents.

16. I agree that participation in the offer is governed by the terms and conditions set forth in the offer documents, including this Election Form. I acknowledge that I have received the offer documents and have been afforded the opportunity to consult with my own investment, legal and/or tax advisers before making this election and that I have knowingly accepted or rejected the offer. I agree that any and all decisions or interpretations of Udemy upon any questions relating to the offer and this Election Form will be given the maximum deference permitted by law.

17. I agree that the terms of the New RSUs, if any, that I receive pursuant to the offer will be subject to the terms and conditions of the applicable New RSU agreement (including any applicable country-specific sub-plans, appendices or addenda thereto).

18. I understand and agree that the offer and the New RSUs granted pursuant to the offer are governed by, and subject to, the laws of the State of California, without regard to the conflict of law provisions. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this offer or the grant of New RSUs, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation will be conducted only in the courts of San Francisco, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this offer is made and/or to be performed.

19. I understand that only responses that are properly completed and submitted and actually received by Udemy on or before the Expiration Date will be accepted.

4

20. The provisions of the offer documents and this Election Form are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

(Required)

☐ I acknowledge and agree with the terms and conditions stated above and as set forth in the offer documents comprising this offer.

Countries of Residence and/or Principal Work Location

Eligible Participant Signature	Date

Eligible Participant Name (Please Print)	Eligible Participant Email Address

SUBMIT THIS ELECTION FORM NO LATER THAN 6:00 P.M., U.S. PACIFIC TIME, ON AUGUST 6, 2022 (UNLESS THE OFFER PERIOD IS EXTENDED).

5

UDEMY, INC.

ELECTION INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.	To participate in the offer, you must complete and deliver an election.

If you want to participate in this offer, you must make an election via the process described in Section 4 of the Offer to Exchange and outlined below on or before the Expiration Date, currently expected to be 6:00 p.m., U.S. Pacific Time, on August 6, 2022. If you do not want to participate, then no action is necessary.

Elections via Workday

1.	To submit an election via Workday, visit the Workday website as instructed in the launch email you received from Ken Hirschman, dated July 11, 2022, announcing the offer.

2.	After logging into Workday, you will be provided a link to your E*Trade account. Your E*Trade account will contain personalized information regarding each Eligible Award Grant you hold, including:

•	the grant date of the Eligible Award Grant;

•	the per Share exercise price of the Eligible Award Grant; and

•	the total, vested, and unvested number of Shares subject to the Eligible Award Grant.

3.	Proceed through Workday by following the instructions provided. Review your Election Form and confirm that you are satisfied with your Election Form. Then submit your election.

Only elections that are properly completed and submitted and actually received by Udemy on or before the Expiration Date via Workday will be accepted. Elections submitted by any other means (other than a withdrawal form), including hand delivery or interoffice delivery are not permitted. We will not accept delivery of any election after expiration of this offer.

Our receipt of your election is not by itself an acceptance of your Eligible Awards for exchange. For purposes of this offer, we will be deemed to have accepted Eligible Awards for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the award holders generally of our acceptance of awards for exchange. We may issue this notice of acceptance by press release, email or other form of communication. Eligible Awards accepted for exchange will be cancelled on the Cancellation Date, which we presently expect will be August 6, 2022.

Udemy will not accept any alternative, conditional or contingent tenders. Your Eligible Awards that are accepted for exchange will be cancelled on the same U.S. calendar day as the expiration of the offer (but following the expiration of the offer), which cancellation is scheduled to be August 6, 2022 (unless the offer is extended).

2.	To withdraw prior elections of your Eligible Awards, you must complete and deliver the Withdrawal Form located on the last page of this Election Form, via email.

You may withdraw your election to participate in this offer, only in accordance with the provisions of Section 5 of the Offer to Exchange. You may change your mind after you have submitted an election and withdraw all of your elected Eligible Awards from the offer at any time before the Expiration Date. The Expiration Date currently is expected to be August 6, 2022, at 6:00 p.m., U.S. Pacific Time. If we extend the Expiration Date, you may withdraw your election of Tendered Awards at any time until the extended offer expires.

To withdraw all of your Eligible Award Grants from this offer after making a valid election to participate, you must deliver a withdrawal form indicating that you reject the offer with respect to all of your Eligible Awards, by completing the withdrawal process outlined below on or before the Expiration Date, currently expected to be 6:00 p.m., U.S. Pacific Time, on August 6, 2022.

Election Withdrawals via Email

1.	Log in to Workday using your login credentials and download the Withdrawal Form.

2.

Properly complete the withdrawal form, and submit your completed withdrawal form by email to Barbara Gunnufson at barbara.gunnufson@udemy.com, no later than the Expiration Date, which currently is expected to be 6:00 p.m., U.S. Pacific Time, on August 6, 2022, unless we extend the offer. For clarity, your signature must be provided on the paper withdrawal form after it is printed and scanned as a PDF thereafter. Udemy will not accept any other method of signature, such as electronic signatures contained in the PDF of the withdrawal form or a printout of an electronic version of your signature on the withdrawal form.

All Eligible Award Grants that you withdraw will be deemed not properly tendered for purposes of the offer.

3.	No Partial Tenders.

If you intend to tender an Eligible Award Grant through the offer, you must tender all of your Shares subject to that Eligible Award Grant and all Eligible Awards subject to an Eligible Award Price Band.

You may not pick and choose which Eligible Awards of the same Eligible Award Price Band you wish to exchange. If you decide to participate in this offer to exchange an Eligible Award Grant, you must elect to exchange that entire Eligible Award Grant (that is, all Shares subject to that Eligible Award Grant).

2

However, if you have an Eligible Award that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an Eligible Participant beneficially owns a portion of that Eligible Award Grant, you may accept this offer with respect to the entire remaining outstanding portion of the Eligible Award Grant as long as you are the legal owner of the Eligible Award. We will not accept partial tenders of award grants, so you may not accept the offer with respect to a portion of an Eligible Award Grant that is beneficially owned by you while rejecting it with respect to the portion beneficially owned by someone else. As you are the legal owner of the Eligible Awards, we will respect an election to exchange such Eligible Award Grant pursuant to the offer that is made by you and accepted by us and we will not be responsible to you or the beneficial owner of the Eligible Award Grant for any action taken by you with respect to such Eligible Award Grant.

4.	Signatures on this election form.

Election to participate in this offer: Logging in to Workday and completing and submitting an election form to participate in this offer via Workday is the equivalent of signing your name on a paper election form and has the same legal effect as your written signature. Elections by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity may not be submitted via Workday.

Withdrawals after election to participate in this offer: A paper Withdrawal Form submitted by email to withdraw from the offer after previously submitting an election form via Workday must be signed by the holder of the Eligible Awards and the signature must correspond with the name as written on the face of the award agreement or agreements to which the Eligible Awards are subject without alteration, enlargement or any change whatsoever. When submitting a paper Withdrawal Form by email, your signature must be provided on the paper form after it is printed and, with respect to any forms to be submitted via email, scanned as a PDF thereafter. Udemy will not accept any other method of signature, such as electronic signatures contained in the PDF of the withdrawal form or a printout of an electronic version of your signature on the withdrawal form. If the withdrawal form is signed by a trustee, executor, administrator, guardian, attorney in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Udemy of the authority of that person to act in that capacity must be submitted with the withdrawal form.

5.	Other information on this election form.

In addition to signing the election form, you must indicate (or with respect to Workday, confirm) the countries of your residence and/or principal work location, print your name, and indicate the date and time (U.S. Pacific Time) at which you signed. You also must include (or with respect to Workday, confirm) your current email address.

6.	Requests for assistance or additional copies.

Any questions and any requests for additional copies of the Offer to Exchange or the election form may be emailed to equity@udemy.com. Questions may also be posted in the #udemy-equity Slack channel. Copies will be furnished promptly at Udemy’s expense.

3

7.	Irregularities.

We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any Eligible Awards. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election of any award tendered for exchange that we determine is not in an appropriate form or that we determine is unlawful to accept. We will accept all properly tendered Eligible Awards that are not validly withdrawn, subject to the terms of this offer. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular awards or for any particular award holder, provided that if we grant any such waiver, it will be granted with respect to all award holders and Tendered Awards in a uniform and nondiscriminatory manner. No tender of awards will be deemed to have been made properly until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election and we will not incur any liability for failure to give any such notice. This is a one-time offer. We will strictly enforce the Offering Period, subject only to an extension that we may grant in our discretion.

Important: Election forms must be received via Workday on or before 6:00 p.m., U.S. Pacific Time, on August 6, 2022 (unless the offer is extended).

8.	Additional documents to read.

You should be sure to read the Offer to Exchange, all documents referenced therein, and the launch email from Ken Hirschman, dated July 11, 2022, announcing the offer, before deciding to participate in the offer.

9.	Important tax information.

Please refer to Sections 14 and 15 of the Offer to Exchange, which contain important tax information. We also recommend that you consult with your personal advisers before deciding whether or not to participate in this offer.

4

COMPLETE AND RETURN THIS FORM ONLY IF YOU HAVE CHANGED YOUR MIND

AND YOU DO NOT WISH TO EXCHANGE YOUR ELIGIBLE AWARDS

UDEMY, INC.

OFFER TO EXCHANGE ELIGIBLE AWARDS

WITHDRAWAL FORM

Before signing this withdrawal form, please make sure that you have received, read and understand the documents that make up this offer, including: (1) the Offer to Exchange Eligible Awards (the “Offering Circular”); (2) this withdrawal form; and (3) the launch email from Ken Hirschman, dated July 11, 2022, announcing this offer. The offer is subject to the terms of these documents, as they may be amended. The offer provides Eligible Participants (as defined in the Offering Circular) who hold Eligible Awards (as defined in the Offering Circular) the opportunity to exchange these awards for New RSUs (as defined in the Offering Circular)on the Expiration Date (as defined in the Offering Circular). This offer expires at 6:00 p.m., Pacific Daylight Time, on August 6, 2022, unless we extend the offer.

To withdraw your election to exchange your Eligible Awards, you must sign, date and deliver this withdrawal form to Barbara Gunnufson by e-mail at equity@udemy.com. After delivering this withdrawal form, you may not change this withdrawal and again elect to exchange some or all of your Eligible Awards.

You should also note that if you withdraw your acceptance of the offer, your Eligible Awards will not be canceled pursuant to the offer and no New RSU Awards will be granted to you. You will keep all of your Eligible Awards and the current exercise price of those awards will not change. These awards will continue to be governed by the applicable stock plan, if any, and by the existing award agreements between you and the Company.

I wish to withdraw my election to exchange and instead REJECT the offer to exchange with respect to all of my Eligible Awards:

Please sign this withdrawal form and print your name exactly as it appears on the election form.

Signature

Name (Please print)

5